Exhibit 10.23
Execution Copy
FIRST AMENDMENT TO MURABAHA FACILITY AGREEMENT
Dated as of June 22, 2006
     This FIRST AMENDMENT TO MURABAHA FACILITY AGREEMENT (this “Amendment”) is between TCO FUNDING CORP. (“TCO”) and THE TENSAR CORPORATION, LLC (“Tensar”).
PRELIMINARY STATEMENTS:
     A. Tensar, TCO, Arcapita Investment Funding Limited, AIA Limited and the American Capital Financial Services, Inc. entered into a Murabaha Facility Agreement, dated as of October 31, 2005 (the “Second Lien Commodities Purchase Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Second Lien Commodities Purchase Agreement); and
     B. Tensar has requested that TCO amend the Second Lien Commodities Purchase Agreement, in connection with the acquisition by Tensar Holdings of The Tensar Group Limited.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:
     1. Amendments to Second Lien Commodities Purchase Agreement. Subject to the satisfaction of the conditions set forth in Section 2 hereof:
          (a) Section 3.3 of the Second Lien Commodities Purchase Agreement is hereby amended and restated in its entirety as follows:
     “(a) Any and all payments by Tensar to or for the account of TCO hereunder or under any other Commodities Purchase Facility Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on TCO’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which TCO is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Tensar shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Commodities Purchase Facility Document to TCO, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.3) TCO receives an amount equal to the sum it would have received had no such deductions been made, (ii) Tensar shall make such deductions and withholdings, (iii) Tensar shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Tensar shall furnish to TCO the original or a certified copy of a receipt evidencing payment thereof, to the extent Tensar Holdings requests TCH to defend such positions. Notwithstanding the foregoing, taxes imposed on TCO’s net income, and any franchise taxes imposed on it by the jurisdiction under the laws of which TCO is organized and any political subdivision thereof shall be included as Taxes to the extent that any such taxes are reported or required by any taxing authority to be reported for income tax purposes in a manner that is inconsistent with the intentions set forth in Section 8.10, including any costs and expenses incurred in defending the positions set forth in Section 8.10 to any taxing authority, to the extent Tensar Holdings requests TCO to defend such positions”.
     “(b) In addition, Tensar agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under this Agreement or any other Commodities Purchase Facility Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Commodities Purchase Facility Document (hereinafter referred to as “Other Taxes”).”
     “(c) Tensar shall indemnify TCO, within 10 days after written demand therefor, for the full amount of any Taxes or Other Taxes paid or incurred by TCO, on or with respect to any payment by or on account of any obligation of Tensar hereunder or under any other Commodities Purchase Facility Document (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section so that TCO receives an amount equal to the sum it would have received or retained net of tax in the absence of any tax imposed on any indemnification payments pursuant to this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Tensar by TCO or the Administrative Agent shall be conclusive absent manifest error. For the avoidance of doubt, the payments made pursuant to the parenthetical in the first sentence of this Section 3.3(c) shall be deemed to be included as Taxes.”
     “(d) As soon as practicable after any payment of Taxes or Other Taxes pursuant to this Section to a taxing authority as opposed to direct payments to TCO, and in any event within 30 days of any such payment being due, Tensar shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.”
          (b) Section 5.2 of the Second Lien Commodities Purchase Agreement is amended to replace the phrase “each of the other Tensar Parties” with the phrase “each of its Subsidiaries”.
          (c) Sections 5.3 of the Second Lien Commodities Purchase Agreement is amended to replace the phrase “each of the other Tensar Parties” with the phrase “each of its Subsidiaries”.
          (d) Section 1 of Schedule 1 to the Second Lien Commodities Purchase Agreement is amended to add each of the following new defined terms in its proper alphabetical order:

“Luxco” shall mean TTC Holdings S.a.r.l., a company incorporated in the Grand Duchy of Luxembourg.
“Luxco Commodities Purchase Agreement” shall mean the Luxco Murabaha Facility Agreement, dated as of the Amendment Effective Date, by and between Tensar Holdings, Luxco, TCO Funding Corp., and Credit Suisse, as administrative agent, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
“Luxco Commodities Purchase Facility” shall mean the Murabaha facility provided for in the Luxco Commodities Purchase Agreement.
“Tensar Group Limited Acquisition” shall mean the acquisition by Tensar Holdings pursuant to the Share Purchase Agreement, dated as of May 16, 2006 of all the Equity Interests in Tensar Group Limited, a company incorporated under the laws of England and Wales from the existing shareholders of Tensar Group Limited; the aggregate amount of consideration for such acquisition is approximately $86,900,000.
“UK Guarantors” shall mean Tensar Group Limited, Tensar International Limited, Tensar Manufacturing Limited and TTC UK Holdings Limited and each other subsidiary of Luxco which provides a guarantee under the Luxco Commodities Purchase Agreement.
          (e) The definition of “Asset Sale” set forth in Schedule 1 t to the Second Lien Commodities Purchase Agreement is hereby amended and restated as follows:
“Asset Sale” shall mean the sale, lease, sub-lease, license, sub-license, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by (x) any Tensar Party (other than Luxco and its subsidiaries) or any of the Subsidiaries (other than Luxco and its subsidiaries) to any person (other than Tensar or any US Guarantor) or (y) Luxco or any of its subsidiaries to any person (other than Tensar or any subsidiary thereof which is a Guarantor) of (a) any Equity Interests of any of the Subsidiaries or (b) any other assets of any Tensar Party or any of the Subsidiaries, including Equity Interests of any person that is not a Subsidiary; provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $250,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
          (f) The definition of “Change in Control” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended to amend and restate clause (d) therein as follows:
“(d) Tensar Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdings, Holdings shall fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity

Interests in Tensar, or Tensar shall fail to own, directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Luxco, in each case, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement, the Luxco Security Documents or by the Second Lien Commodities Purchase Facility Documents);”
          (g) The definition of “Commodities Purchase Facility Documents” set forth in Section 1 of Schedule 1 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:
“Commodities Purchase Facility Documents” shall mean (i) the Commodities Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the foregoing or providing for any Guarantee, Lien or other right in respect thereof, including the Reimbursement Letter and the Security Documents, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof and (ii) the Luxco Commodities Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the foregoing or providing for any Guarantee, Lien or other right in respect thereof, including the Security Documents, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof (the “Luxco Commodities Purchase Facility Documents”).
          (h) The definition of “Consolidated Financing Expense” set forth in Section 1 of Schedule 1 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:
“Consolidated Financing Expense” shall mean, for any period, the sum of (a) rent or profit expense or the Rental Rate portion of rent of Tensar Holdings and its Subsidiaries for such period (including all Agreed Profit, Supplemental Profit and the Rental Rate portion of Rent payable, agreed profit under the Lease Agreement, the Tensar Holdings Commodities Purchase Agreement, the Commodities Purchase Agreement, the Luxco Commodities Purchase Agreement and all commissions, discounts and other fees and charges owed by Tensar and the Subsidiaries with respect to Murabaha Guarantee Obligations, letters of credit and bankers’ acceptance financing), in each case determined on a consolidated basis in accordance with GAAP, plus (b) any profit expense or the rental rate portion of any rent of Tensar or any Subsidiary that is required to be capitalized rather than expensed for such period in accordance with GAAP, plus (c) any other similar expense under GAAP.
          (i) The definition of “Consolidated Fixed Charges” set forth in Section 1 of Schedule 1 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:

“Consolidated Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Financing Expense for such period paid in cash, (b) the aggregate amount of scheduled Acquisition Cost payments in respect of the Leased Assets or scheduled payments (whether or not made) during such period to reduce the unpaid stated amount in respect of long term Financing Obligations (including Purchase Price obligations under the Luxco Commodities Purchase Facility (to the extent the Purchase Price for any Metals Transaction thereunder is less than the Purchase Price for the immediately preceding Metals Transaction), Capital Lease Obligations and Synthetic Lease Obligations, but excluding payments applied to Purchase Price under the Commodities Purchase Facility) of Tensar and its Subsidiaries (other than payments made by Tensar or any of its Subsidiaries to Tensar or another Subsidiary), (c) Capital Expenditures for such period, less Capital Expenditures incurred in connection with the new BX geogrid manufacturing line in Morrow, Georgia, and (d) the aggregate amount of Taxes paid in cash (net of refunds received with respect to such Taxes) payable by Tensar and its Subsidiaries during such period in accordance with Section 1.06(iii)(y) of Schedule 4.
          (j) The definition of “First Lien Leverage Ratio” set forth in Section 1 of Schedule 1 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:
“First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) Total Obligations with respect to the Lease Agreement, the Commodities Purchase Agreement and the Luxco Commodities Purchase Agreement on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.
          (k) The definition of “Current Assets” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended to replace the term “Tensar” with the term “Tensar Holdings”.
          (l) The definition of “Current Liabilities” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended to replace the term “Tensar” with the term “Tensar Holdings”.
          (m) The definition of “Excess Cash Flow” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended to amend and restate clause (iv) therein as follows:
“(iv) permanent repayments of Financing Obligations (other than mandatory prepayments of Acquisition Cost pursuant to the terms of the Put Option Letter or mandatory prepayments of Purchase Price pursuant to Section 3.6 of the Luxco Commodities Purchase Agreement) permitted hereunder made by Tensar and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be redrawn and do not occur in connection with a refinancing of all or any portion of such Financing Obligations and”
          (n) The definition of “Material Obligations” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended by inserting the words “any Luxco Commodity Purchase Facility Document,” immediately after the words “any Lease Document”.
          (o) The definition of “Permitted Acquisition” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended to replace the term “Section 4” in clause (B) thereof with the term “Schedule 4”.
          (p) The definition of “Related Financing Documents” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended by inserting the words “the Luxco Commodity Purchase Facility Documents,” immediately after the words “the Lease Documents”.
          (q) The definition of “wholly-owned subsidiary” set forth in Schedule 1 to the Second Lien Commodities Purchase Agreement is hereby amended to replace the term “Tensar” with the term “Tensar Holdings”.
          (r) Section 1.14 of Schedule 2 to the Second Lien Commodities Purchase Agreement is hereby amended to amend and restate the first sentence thereof as follows:
“Except with respect to the tax returns of The Tensar Group Limited for the period ended September 30, 2002, each of the Tensar Parties and each of the Subsidiaries has timely filed or timely caused to be filed all Federal, state, local and foreign tax returns or materials required to be filed by it and all such tax returns are correct and complete in all materal requests.”
          (s) Section 1.19(a) of Schedule 2 to the Second Lien Commodities Purchase Agreement is hereby amended to amend and resated clause (i) therein as follows:
“(i) in the case of the Pledged Securities described therein when financing statements in appropriate form are filed in the offices specified on Annex 19(a) to this Schedule 2 (as such schedule may be supplemented for any new Subsidiary in connection with the execution of an Assumption Agreement (as defined in the Guarantee and Collateral Agreement), or solely with respect to certificated Pledged Securities which have elected to be treated as securities under Article 8 of the UCC, when such Pledged Securities are delivered to TCO and”
          (t) Section 1.11 of Schedule 3 to the Second Lien Commodities Purchase Agreement is hereby amended by inserting the words “Luxco Purchase Commodities Agreement,” immediately after the words “the Lease,”.
          (u) Each of Section 1.01(d), Section 1.01(f), Section 1.01(j) and Section 1.01(k) of Schedule 4 to the Second Lien Commodities Purchase Agreement is hereby amended to replace the number “2,500,000” appearing therein with the number “4,000,000”.

          (v) Section 1.01(e) of Schedule 4 to the Second Lien Commodities Purchase Agreement is hereby amended and restated as follows:
“(e) Financing Obligations of Tensar under (i) the Lease Agreement and the Commodities Purchase Facility in an aggregate stated amount (excluding profit amount) not to exceed $192,000,000 less the amount of any prepayment reductions in the amount of the Lease or Commodities Purchase Facility and (ii) the Luxco Commodities Purchase Facility Agreement in an aggregate stated amount (excluding profit amount) not to exceed $80,000,000 and Financing Obligations of the Guarantors and the UK Guarantors under any Guarantees in respect of such Financing Obligations and any Permitted Refinancing Obligations in respect of any such Financing Obligations;
          (w) Section 1.04(a) of Schedule 4 to the Second Lien Commodities Purchase Agreement is hereby amended to amend and restate clause (ii)(B) therein as follows:
“(B) the aggregate amount of Investments by the Tensar Parties (other than Luxco and its subsidiaries) in Subsidiaries of Tensar that are not Subsidiary Guarantors shall not exceed $14,000,000, at any time outstanding; provided that the aggregate amount of Investments in Subsidiaries of Tensar other than Luxco or the Luxco Subsidiary Guarantors shall not exceed $4,000,000, at any time outstanding and”
          (x) Section 1.04 of Schedule 4 to the Second Lien Commodities Purchase Agreement is hereby amended (i) to delete the word “and” at the end of clause (l) thereof, (ii) reletter clause (m) as clause (n) and (iii) insert the following new clause (m):
“(m) the Tensar Group Limited Acquisition; and”
          (y) Section 1.05(g) of Schedule 4 to the Second Lien Commodities Purchase Agreement is amended and restated as follows:
“(g) the purchase and sale of commodities by Tensar Holdings pursuant to the Tensar Holdings Commodities Purchase Agreement and by Tensar under the Commodities Purchase Agreement and the purchase and sale of commodities by Luxco under the Luxco Commodities Purchase Agreement;”
          (z) Section 1.08 of Schedule 4 to the Second Lien Commodities Purchase Agreement is hereby amended to add the following new clause (d) at the end thereof:
“(d) With respect to Luxco, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests in TTC UK Holdings Limited and liabilities incidental thereto, including its liabilities pursuant to the Luxco Commodities Purchase Agreement.”
          (aa) Section 1.10 of Schedule 4 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:

     1.10 Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by Tensar and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Fiscal Year	Amount
2006	$25,000,000
2007	$12,000,000
2008 and each fiscal year thereafter	$10,000,000
          (bb) Section 1.11 of Schedule 4 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:
     1.11 Financing Coverage Ratio. Permit the Financing Coverage Ratio during any period set forth below to be less than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
June 30, 2006	1.60:1.00
September 30, 2006	1.60:1.00
December 31, 2006	1.60:1.00
March 31, 2007	1.60:1.00
June 30, 2007	1.75:1.00
September 30, 2007	1.75:1.00
December 31, 2007	2.00:1.00
March 31, 2008	2.00:1.00
June 30, 2008	2.00:1.00
September 30, 2008	2.00:1.00
December 31, 2008	2.25:1.00
March 31, 2009	2.25:1.00
June 30, 2009	2.25:1.00
September 30, 2009	2.25:1.00
December 31, 2009	2.50:1.00
March 31, 2010	2.50:1.00
June 30, 2010	2.50:1.00
September 30, 2010	2.50:1.00
December 31, 2010 and each fiscal quarter thereafter	3.00:1.00

          (cc) Section 1.12 of Schedule 4 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:
     1.12 Leverage Ratio. Permit the Leverage Ratio during any period set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
June 30, 2006	6.75:1.00
September 30, 2006	6.75:1.00
December 31, 2006	6.75:1.00
March 31, 2007	6.75:1.00
June 30, 2007	6.25:1.00
September 30, 2007	6.00:1.00
December 31, 2007	5.50:1.00
March 31, 2008	5.50:1.00
June 30, 2008	5.50:1.00
September 30, 2008	5.50:1.00
December 31, 2008	4.75:1.00
March 31, 2009	4.75:1.00
June 30, 2009	4.75:1.00
September 30, 2009	4.75:1.00
December 31, 2009	4.25:1.00
March 31, 2010	4.25:1.00
June 30, 2010	4.25:1.00
September 30, 2010	4.25:1.00
December 31, 2010	3.75:1.00
March 31, 2011	3.75:1.00
June 30, 2011	3.75:1.00
September 30, 2011	3.75:1.00
December 31, 2011	3.25:1.00
March 31, 2012	3.25:1.00
June 30, 2012	3.25:1.00
September 30, 2012	3.25:1.00
December 31, 2012 and each fiscal quarter thereafter	2.75:1.00
          (dd) Section 1.13 of Schedule 4 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:

     1.13 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio during any period set forth below to be less than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
June 30, 2006	1.15:1.00
September 30, 2006	1.15:1.00
December 31, 2006	1.15:1.00
March 31, 2007	1.15:1.00
June 30, 2007	1.25:1.00
September 30, 2007	1.25:1.00
December 31, 2007	1.35:1.00
March 31, 2008	1.35:1.00
June 30, 2008	1.35:1.00
September 30, 2008	1.35:1.00
December 31, 2008	1.40:1.00
March 31, 2009	1.40:1.00
June 30, 2009	1.40:1.00
September 30, 2009	1.40:1.00
December 31, 2009 and each fiscal quarter thereafter	1.50:1.00
          (ee) Section 1.14 of Schedule 4 to the Second Lien Commodities Purchase Agreement is amended and restated in its entirety as follows:
     1.14. First Lien Leverage Ratio. Permit the First Lien Leverage Ratio during any period set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
June 30, 2006	4.75:1.00
September 30, 2006	4.75:1.00
December 31, 2006	4.75:1.00
March 31, 2007	4.75:1.00
June 30, 2007	4.50:1.00
September 30, 2007	4.25:1.00
December 31, 2007	4.00:1.00

Fiscal Quarter Ended:	Ratio
March 31, 2008	4.00:1.00
June 30, 2008	4.00:1.00
September 30, 2008	4.00:1.00
December 31, 2008	3.50:1.00
March 31, 2009	3.50:1.00
June 30, 2009	3.50:1.00
September 30, 2009	3.50:1.00
December 31, 2009	2.50:1.00
March 31, 2010	2.50:1.00
June 30, 2010	2.50:1.00
September 30, 2010	2.50:1.00
December 31, 2010	2.25:1.00
March 31, 2011	2.25:1.00
June 30, 2011	2.25:1.00
September 30, 2011	2.25:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00
December 31, 2012 and each fiscal quarter thereafter	1.75:1.00
          (gg) Section 4(c) of Schedule 6 to the Second Lien Commodities Purchase Agreement is hereby amended and restated in its entirety as follows:
“(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.”
          (hh) Each of Annex 1(c) to Schedule 1 to the Commodities Purchase Agreement, Annex 7 to Schedule 4 to the Commodities Purchase Agreement, Annex 8 to Schedule 4 to the Commodities Purchase Agreement and Annex 17 to Schedule 4 to the Commodities Purchase Agreement is hereby supplemented to include the information set forth on Annex A with respect to such annex or schedule, as applicable.
     2. Conditions to Effectiveness. The effectiveness of the amendments contained in Section 1 of this Amendment are conditioned upon satisfaction of the following conditions precedent (the date on which all such conditions precedent have been satisfied being referred to herein as the “Amendment Effective Date”):

          (a) TCO shall have received counterparts of this Amendment signed by each of Tensar and TCO;
          (b) each of the representations and warranties in Section 3 below shall be true and correct in all material respects on and as of the Amendment Effective Date; and
          (c) TCO shall have received payment in immediately available funds of all expenses incurred by TCO (including, without limitation, legal fees) that are then due and payable and reimbursable under the Second Lien Commodities Purchase Agreement and for which invoices have been presented.
     3. Representations and Warranties. Tensar represents and warrants to TCO as follows:
          (a) Authority. Tensar has the corporate or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Second Lien Commodities Purchase Agreement (as amended hereby). The execution, delivery and performance by Tensar of this Amendment and the Second Lien Commodities Purchase Agreement (as amended hereby) and the consummation by Tensar of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other organizational action of Tensar. No material consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or the Second Lien Commodities Purchase Agreement (as amended hereby), except such as have been made or obtained and are in full force and effect.
          (b) Enforceability. This Amendment has been duly executed and delivered on behalf of Tensar. Assuming the conditions precedent in Section 2 of this Amendment have been satisfied, each of this Amendment and the Second Lien Commodities Purchase Agreement (as amended hereby) (i) constitutes a legal, valid and binding obligation of Tensar, enforceable against Tensar in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) is in full force and effect. Neither the execution or delivery of this Amendment by Tensar or the performance by Tensar of its obligations under this Amendment or the Second Lien Commodities Purchase Agreement (as amended hereby), will adversely affect the validity, perfection or priority of TCO’s Lien (for the ratable benefit of Secured Parties) on any of the Collateral or its ability to realize thereon.
          (c) Representations and Warranties. After giving effect to this Amendment, the representations and warranties contained in the Second Lien Commodities Purchase Agreement (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof; provided, that Schedule 4.7(a) to the Guarantee and Collateral Agreement is hereby supplemented to include the information set forth on Annex A with respect to such schedule.

          (d) No Conflicts. Neither the execution and delivery of this Amendment, nor the consummation of the transactions contemplated hereby, nor the performance of and compliance with the terms and provisions hereof, thereof or of the Second Lien Commodities Purchase Agreement (as amended hereby) by Tensar will, at the time of such performance, (i) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Tensar or any Subsidiary, (y) any order of any Governmental Authority or arbitrator or (z) any provision of any indenture, agreement or other instrument to which Tensar or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Tensar or any Subsidiary (other than Liens created under the Lease/Purchase Facility Documents and the Second Lien Commodities Purchase Facility Documents).
          (e) No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.
     4. Reference to and Effect on the Second Lien Commodities Purchase Facility Documents.
          (a) Upon and after the effectiveness of this Amendment, each reference in the Second Lien Commodities Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Second Lien Commodities Purchase Agreement, and each reference in the other Second Lien Commodities Purchase Facility Documents to the Second Lien Commodities Purchase Agreement (or “thereunder”, “thereof” or words of like import referring to the Second Lien Commodities Purchase Agreement), shall mean and be a reference to the Second Lien Commodities Purchase Agreement as amended hereby. This Amendment is a Second Lien Commodities Purchase Facility Document.
          (b) Except as specifically amended by this Amendment, the Second Lien Commodities Purchase Facility Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Financing Obligations under and as defined therein, in each case as modified hereby.
          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Secured Party under any of the Second Lien Commodities Purchase Facility Documents, or, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Second Lien Commodities Purchase Facility Documents.
     5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment, as the case may be.
     6. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
     8. Reaffirmation. Tensar hereby reaffirms and admits the validity and enforceability of the Second Lien Commodities Purchase Facility Documents, all of Tensar’s obligations thereunder and all Liens and security interests created thereunder and agrees and admits that such Liens secure the Obligations and as of the date hereof, it has no defenses to, or offsets or counterclaim against, any of its Obligations to, or the Liens and security interests created in favor of, any Secured Party under the Second Lien Commodities Purchase Facility Documents of any kind whatsoever.
[Signature pages follow]

Execution Copy
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

TCO FUNDING CORP.

By:	/s/ John M. DeMilt

Name: John M. DeMilt
Title: Vice President

THE TENSAR CORPORATION, LLC

By:	/s/ Philip D. Egan

Name: Philip D. Egan
Title: CEO and President